Exhibit 23.4
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference to Form S-3 (Nos. 333-269152 and 333-277702) and Form S-8 (Nos. 333-261604, 333-275472 and 333-283004) of Crescent Energy Company, of all information from our reserves report as of December 31, 2023, dated August 21, 2024, with respect to estimates of oil and gas reserves and future revenue of Point Energy Partners incorporated by reference in this Current Report on Form 8-K of Crescent Energy Company.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer
Dallas, Texas
December 15, 2025